Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 2-82645, No. 33-51514, No. 33-60965, No. 333-65992, No. 333-76204, No. 333-66634, No. 333‑165106, No. 333-89265, No. 333-76196, No. 333-150867, and No. 333-150868) on Form S-8 of our report dated June 14, 2024, with respect to the financial statements of The PepsiCo Savings Plan.
/s/ KPMG LLP

Cleveland, Ohio
June 14, 2024